Warner Norcross + Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

February 25, 2019

Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098-2639

Re:    Flagstar Bancorp, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Flagstar Bancorp, Inc. ("Flagstar") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 500,000 shares of Flagstar common stock, par value $0.01 per share (the "Shares"), for issuance pursuant to Flagstar's Dividend Reinvestment Plan under a Form S-3 Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission on the date hereof.

We are familiar with the proceedings taken by Flagstar in connection with the authorization of the Shares. We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares, when duly registered under the Securities Act and sold and delivered against payment for the Shares as described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is rendered for the purposes of Part II, Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.

Warner Norcross + Judd LLP

By:	/s/ Charles Goode
Charles Goode, A Partner